Exhibit 99.1

NOTICE OF SAVINGS AND INVESTMENT PLAN BLACKOUT PERIOD

TO: Fluor Corporation Directors and Executive Officers Subject to Section 16
From: Lawrence N. Fisher, Senior Vice President — Law and Secretary
Date: December 3, 2003

RE: RESTRICTION ON TRADING FLUOR CORPORATION EQUITY SECURITIES

As a director or executive officer of the Fluor Corporation, you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Act”), which prohibits certain trades during savings and investment plan “blackout” periods.

Due to a consolidation of our savings and investment plans, the movement of the plans to a common net asset value and a change in trustee for payment processing purposes, a blackout period will be in effect for the following plans: the AMECO and Subsidiaries Salaried Employees 401(k) Retirement Plan, the Fluor Corporation Employees’ Performance Plan, the Fluor Corporation Salaried Employees’ Savings Investment Plan, the Fluor Daniel Craft Employees 401(k) Retirement Plan, the TRS 401(k) Retirement Plan and the TRS Salaried Employees’ 401(k) Retirement Plan, (the “Savings Plans”).

During the blackout period, Savings Plan participants will be subject to restrictions on executing transactions in their Savings Plan accounts, including directing or diversifying investments (including any payroll or rollover contributions and fund transfers or reallocations. Participants under the Savings Plans were notified of the Savings Plan blackout period by notice delivered by first class mail on November 17, 2003.

The Savings Plans blackout period commences on Thursday, January 1, 2004 and is currently expected to end on Wednesday, January 7, 2004. Pursuant Section 306(a) of the Act, you may not, directly or indirectly, acquire, sell or otherwise transfer any equity security of the Company, including stock options, during the Savings Plans blackout period. The prohibition on transactions by you applies both to amounts you may have invested in the Fluor stock fund under the Savings Plans and to Company securities that you hold outside of the Savings Plans. This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Fluor stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

There are limited exclusions and exemptions to the trading prohibition, including an exclusion for equity securities acquired other than in connection with your service or employment as a director or executive officer of the Company. If you would like more information regarding these exclusions or exemptions, please call me.

While we anticipate a smooth transition with respect to the Savings Plans, you will be notified in the unlikely event that an extension of the Savings Plan blackout period is required past January 7th.

As a matter of policy, notwithstanding whether or not we are in a blackout period, you are required to preclear any transaction in Fluor Corporation common stock with me. Please direct any questions regarding the blackout period, including the actual ending date of the blackout period, and the changes in the Savings Plans to me at (949) 349-6995, Fluor Corporation, One Enterprise Drive, Aliso Viejo, CA 92656.